Exhibit 99.1

475 Half Day Road, Suite 500 Lincolnshire, IL 60069 USA T: +1 847 634 6700 F: +1 847 913 8766 www.zebra.com

IMMEDIATE RELEASE

Zebra Technologies Updates Date for

2014 Fourth Quarter and Full Year Earnings Announcement

Company to host conference call on March 17, 2015

Management notes sales strength in both Zebra and Enterprise

Lincolnshire, Ill. – February 19, 2015 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in products and solutions that provide real-time visibility into organizations’ assets, people and transactions, today announced that it plans to release fourth quarter and full year 2014 financial results on Tuesday, March 17, 2015, with a conference call to be held at 7:30 a.m. Eastern Time on the same day.

“We are very pleased with Zebra’s fourth quarter performance, as strong, positive business activity drove sales for both Zebra and the Enterprise business,” stated Anders Gustafsson, chief executive officer of Zebra Technologies. “We continue to make significant progress on the integration of our businesses, and are encouraged by our initial successes as we come together as one Zebra. Given the timing of the acquisition and complexity of our much larger organization, we are taking more time to complete this first year-end financial reporting process.”

Additional time is required because the quantity and complexity of matters relating to the acquisition of the Enterprise business from Motorola Solutions, Inc., on October 27, 2014, required substantial management time and attention, and resulted in a delay in Zebra’s preparation of its financial statements and other documentation relating to the Annual Report on Form 10-K.

The company is filing a Form 12b-25 today with the SEC relating to its Annual Report on Form 10-K for the year ended December 31, 2014. This filing automatically extends the March 2, 2015, filing due date to March 17, 2015, under SEC rules. Zebra intends to file its Form 10-K with the SEC within this extension period.

Investors are invited to listen to a live webcast of the earnings conference call at 7:30 a.m. Eastern Time on Tuesday, March 17. The webcast can be accessed by visiting the company’s website at http://www.zebra.com. A replay will also be available following the conclusion of the call.

About Zebra Technologies

Zebra Technologies Corporation (NASDAQ: ZBRA) makes businesses as smart and connected as the world we live in. Zebra tracking and visibility solutions transform the physical to digital, creating the data streams enterprises need to simplify operations, know more about their businesses, and empower their mobile workforces. For more information, visit www.zebra.com/possibilities.

Contact:

Investors:	Media:
Douglas A. Fox, CFA	Robb Kristopher
Vice President, Investor Relations	Director, Corporate Communications
+ 1 847 793 6735	and Public Relations
dfox@zebra.com	+ 1 847 793 5514
rkristopher@zebra.com

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